EXHIBIT 2.21


                                                               CONFORMED COPY



To:

Jorge Paulo Lemann
Carlos Alberto da Veiga Sicupira
Marcel Herrmann Telles



                                                                 March 2, 2004



Dear Friends,

We hereby confirm that 100% of the outstanding certificates presently issued by the Stichting Interbrew have always been and still are owned or controlled by family members who are descendants of the Belgian Founders of Interbrew SA (as defined in the Shareholders Agreement to be signed today).

This situation will remain as such until Closing (as defined in the Shareholders Agreement) for at least 252 million certificates unless otherwise provided or permitted pursuant to such Shareholders Agreement.

Yours sincerely,



 /s/ Philippe de Spoelberch
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Philippe de Spoelberch


 /s/ Frederic de Mevius
-------------------------------
Frederic de Mevius


 /s/ Alexandre Van Damme
-------------------------------
Alexandre Van Damme


 /s/ Arnoud de Pret Roose de Calesberg
--------------------------------------
Arnoud de Pret Roose de Calesberg


 /s/ Charles Adriaenssen
-------------------------------
Charles Adriaenssen